Exhibit 10.4

Employment Contract

This Employment Contract (this “Contract”) is made and entered into as of                      by and between the following parties:

ShangPharma Corporation (the “Company”), whose registered address is at Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KY1-1111, Cayman Islands and whose principal executive offices are located at No. 5 Building, 998 Halei Road, Zhangjiang Hi-Tech Park, Pudong New Area, Shanghai, 201203, the People’s Republic of China; and

Mr./Ms.                      (the “Executive”), an individual with                      and residing at                             .

Article 1 Employment

1.1 Employment

1.1.1 Under the terms and conditions of this Contract, the Company hereby agrees to employ the Executive as                      (the “Employment”). The Executive hereby agrees to accept such Employment.

1.2 Term of Employment. This Contract shall become effective as of                      (the “Effective Date”) and expire on                      (the “Term”), unless terminated earlier pursuant to the terms of this Contract. Upon the expiration of the initial term, this Contract shall be automatically extended for successive two-year terms unless either party gives the other party hereto a six-month prior written notice not to renew this Contract upon the expiration of such two-year term or unless terminated earlier pursuant to the terms of this Contract.

Article 2 Duties and Responsibilities

2.3 Responsibilities of the Executive. The Executive’s duty shall include all jobs assigned by the Company’s Chief Executive Officer. If the Executive is the Chief Executive Officer of the Company, the Executive’s duties will include all jobs assigned by the Board of Directors of the Company (the “Board”). The Executive shall:

2.3.1 devote all of his/her working time, attention and skills to the performance of his/her duties at the Company and shall faithfully and diligently serve the Company in accordance with this Contract and the guidelines, policies and procedures of the Company approved from time to time by the Board; and

2.3.2 shall use his/her best efforts to perform his/her duties hereunder. The Executive shall not, without the prior written consent of the Board, become an employee of any entity other than the Company and any subsidiary or affiliate of the Company, and shall not carry on or interested in the business or entity that competes with that carried on by the Company (any such business or entity, a “Competitor”), provided that nothing in this clause shall preclude the Executive from holding any shares or other securities of any Competitor that is listed on any securities exchange or recognized securities market anywhere.

Article 3 Compensation

3.1 During the Term hereof, and unless otherwise stipulated in this Contract, the Company shall pay the Executive a basic salary, year-end bonus, equity incentives and other benefits according to the terms and conditions set forth in Annex A attached hereto and the Company’s human resources policy, subject to annual review and adjustment by the Board. Notwithstanding the foregoing, in no event shall the Executive’s basic salary be adjusted lower than that set forth in Annex A without the Executive’s consent.

3.2. The Company may withhold and deduct from the salary and compensation hereunder paid to the Executive the following fees and withholdings:

3.2.1 all deductions that are required to be made by the Company from the Executive’s compensation as set forth in a verdict by the legal authorities, arbitration decisions or other valid legal documents;

3.2.2 all damages to the Company as provided in this Contract or any other agreements, or otherwise legally payable by the Executive to the Company ; and

3.2.3 all the payable personal income tax, social insurance, housing fund, and any other fees and expenses that should be borne by the Executive and required to be deducted from the Executive’s compensation as prescribed according to applicable laws.

3.3 Entire Compensation. The Executive hereby expressly agrees that, unless otherwise stipulated by applicable laws, the salary and bonus (if any) as set forth in above Article 3.1 constitute the full payment in consideration of all services provided by the Executive hereunder and all compensation entitled to by the Executive under Article 6 hereof.

Article 4 Work Schedule

The Executive shall follow the following work determined by the Company.

4.1 Non-fixed Work Schedule. Given the special nature of the Executive’s position and responsibilities, to fulfill his/her duties and goals, the Executive agrees to work according to the Non-fixed Work Schedule as determined by the Company. The Company and the Executive hereby acknowledge that the Executive’s efforts so made are due to his/her job function which has been fully taken into consideration by the Executive and the Company when agreeing to the compensation to the Executive hereunder and have been completely compensated under Article 3 hereof.

Article 5 Termination/Dismissal

5.1 Termination by the Company for Cause.

The Company may terminate the Employment for cause, at any time, without advance notice or remuneration if: (1) the Executive has engaged in any competitive, fraudulent, seeking personal gains or any other dishonest behavior against the Company, and has caused serious damage to the Company, (2) the Executive has been seriously neglect in duties or engaged in serious misconducts for selfish ends, causing grave harm to the interests of the Company; or (3) the Executive is convicted or pleads guilty to a felony or to an act of fraud, misappropriation or embezzlement.

5.2 Termination by the Company without Cause.

5.2.1 The Company may terminate the Employment without cause, at any time, upon one-month prior written notice to the Executive. Upon termination without cause, the Company shall provide the Executive with severance benefits (the “Severance Benefits”), including (i) compensation equivalent to six months of the Executive’s cash compensation that he/she is entitled to immediately prior to such termination, (ii) health care coverage for six months following date of termination to the same extent that the Executive would have been entitled to had his/her employment continued during such six-month period, and (iii) payment of an annual bonus in an amount equivalent to the annual bonus the Executive received for the year prior to the year in which the termination occurs. Notwithstanding the forgoing, if the applicable laws of the jurisdiction where the Executive is based requires more compensation to the Executive, such laws and regulations shall be followed.

5.2.2 Should this Contract be terminated without cause pursuant to above Article 5.2.1, the Non-Competition Period as set forth in the Non-Competition Agreement entered into by the Company and the Executive pursuant to Article 7 of this Contract, if any, shall commence no earlier than the day of termination. For the avoidance of doubt, the compensation payment to the Executive for him or her to perform the obligations under the Non-Competition Agreement during the Non-Competition Period shall be independent and in addition to the Severance Benefits.

5.3 Termination by the Executive.

5.3.1 The Executive may terminate the Employment at any time with a 30 day prior written notice to the Company, if (1) there is any significant change in the Executive’s authorities and responsibilities inconsistent in any material and adverse respect with his/her title and position, or (2) there is a material reduction in the Executive’s annual salary before the next annual salary review. Under such circumstances, the Executive is entitled to the same Severance Benefits as in the situation of termination by the Company without cause as set forth in Section 5.2 above. For avoidance of doubt, the Executive shall receive his/her compensation during the 30 day notice period to the same extent that the Executive would have been entitled to had he/she had not sent the 30 day prior written notice.

5.3.2 During the Term of this Contract, the Executive may submit resignation and terminate this Contract by giving 30 day prior written notice to the Company at any time. For avoidance of doubt, the Executive shall receive his/her compensation during the 30 day notice period to the same extent that the Executive would have been entitled to had he/she had not sent the 30 day prior written notice.

5.4 Termination Notice.

Any termination of the Executive’s employment under this Contract shall be communicated by written notice of termination from the terminating party to the other party. The notice of termination shall indicate the specific provision(s) of this Contract relied upon in effecting the termination.

5.5 Tax Planning.

Subject to applicable laws, the Company shall make all commercially reasonable efforts to assist the Executive’s income tax planning in connection with the Severance Benefits received and/or the compensation received for performing the obligations under the Non-Competition Agreement.

5.6 Effect of Termination.

5.6.1 In the event that the Term of this Contract expires or this Contract is terminated for any reason, this Article 5.6, Article 5.7, Article 6 and Article 7 in this Contract shall survive such expiration or termination.

5.6.2 Before such expiration or termination, the Executive shall return to the Company all property belonging to the Company including but not limited to:

5.6.2.1 all equipment, devices and instruments furnished by the Company to the Executive in connection with the employment hereunder;

5.6.2.2 all documents and files relating to the accounting, finance, management, operation or product of the Company or the Inventions (as defined in Article 6.4) and/or containing Confidential Information (as defined in Article 6.1) (and all copies thereof) which the Executive is responsible to keep, use or are under his/her possession or control;

5.6.2.3 lists and/or data of the suppliers, customers, other associated entities and individuals of the Company; and

5.6.2.4 computer equipment, software, diskettes, hard drive, laser discs and other office equipment and furniture provided by the Company.

5.7 Non-disclosure of the Reason of Termination.

5.7.1 Under no circumstance shall the Company disclose the reason or cause of the termination of this Contract to any third parties other than the executive officers, directors or relevant personnel in the human resources department of the Company who are in need of knowing such reason or cause of termination for the business operations of the Company, except such disclosure is authorized by the Executive or requested by relevant government authorities.

5.7.2 The Company shall be liable for direct and consequential loss or damages the Executive shall suffer as a result of the breach of Article 5.7.1 of this Contract by the Company.

Article 6 Confidential Information and Intellectual Property

6.1 Confidential Information. The Executive hereby acknowledges that during the course of his/her employment, the Executive may have access to confidential, proprietary or trade secret information or materials that relate generally or specifically to the employment and/or the work conducted by the Executive under this Contract or to the proprietary aspects of the business of the Company (or its affiliates, licensors, clients, or other third parties to whom the Company owes a duty of confidentiality), which are not accessible to the public, possess economic value, and that the Company has adopted measures to safeguard or which the Executive knows or ought reasonably to have known to be confidential (the “Confidential Information”). Due to his/her position the Company, the Executive is capable of acquiring and being knowledgeable of whole or part of such Confidential Information in any form, whether in writing, orally or by observation, and whether or not marked as confidential. The following samples are part of the Confidential Information but do not represent an exhaustive list of the Confidential Information:

6.1.1 financial records and accounting records;

6.1.2 list of names customers, suppliers and agents;

6.1.3 formula, technical process, drawings and designs;

6.1.4 physical, chemical, biological or medical structure, process or platform or any combination therewith that the Executive has learned, used or developed for the Company during employment period;

6.1.5 the proprietary technology and patentable technology and the related data, where such proprietary technology and patentable technology have been patented or not;

6.1.6 information and plan concerning supply, marketing, research and development;

6.1.7 computer software design and application procedure;

6.1.8 records of meetings, resolutions and internal affairs of the Company; and

6.1.9 the Inventions (as defined in Article 6.4).

6.2 The Executive hereby agrees and warrants that, during the Term hereof and after the expiration, cancellation or termination of this Contract for whatsoever reason, (i) the Executive shall not utilize or reproduce the Confidential Information for any purpose (including, without limitation, his/her personal purpose or personal gains) other than to the extent required to fulfill his/her employment duties hereunder or pursuant to applicable law, regulation or legal process, and (ii) unless otherwise approved by the Company in writing in advance or pursuant to applicable law, regulation or legal process, shall not disclose or otherwise make available any such Confidential Information to any other company or person, organization or entity for any purpose and in any manner. The Executive further acknowledges that the Company owns the absolute title to such Confidential Information, and the Executive will not raise any objection or claim any right to the ownership to such Confidential Information, and that, unless in name of the Company or with the prior written approval of the Company he/she shall not apply for any registration or filing of the ownership right to the Confidential Information in any place of the world under his/her or any other person or company’s name.

6.3. Remedy. The Executive hereby acknowledges that keeping Confidential Information in confidence is an express conditions for the Company to employ the Executive under the terms hereof, and that any violation of his/her duties of keeping such Confidential Information in confidence may cause immeasurable damage to the Company. Therefore, the Executive hereby agrees that the Company is entitled to resort to arbitration, lawsuit or any other legal action against any violation committed by the Executive of the duties under Article 6, and that the Company is entitled to apply to the relevant arbitration panel and the court for an injunctive and compensatory relief or award.

6.4 Ownership of Intellectual Property and Inventions.

The Executive hereby agrees that any and all suggestions, descriptions, ideas, inventions (whether or not patentable), discoveries, designs, improvements, original works of authorship, know-how, trade secrets, techniques, data, strategies, methods, syntheses, processes, practices, skill, experience, documents, apparatus, devices, chemical and biological formulations, compounds, composition of matter, chemical and biological samples, assays, inventions arising out of biology screening including, but not limited to, any uses and method of treatment, data analysis methods, and computational or synthesis technology that is conceived and/or reduced to practice by Executive, any improvement to the financial software, accounting software, design or product of the Company and any related software, inventories, research and technology, and any design and plan concerning the Company’s management and operation, or market development, which are developed or made by the Executive, either alone or jointly with others, in the course of the Executive’s employment by the Company hereunder (together with all intellectual property rights subsisting therein, the “Inventions”), shall be deemed as employment-related work, inventions, discoveries and achievements, and shall vest in and be the exclusive property of the Company. To the extent that they do not vest in the Company by operation of law upon creation, the Executive hereby assigns and agrees to assign to the Company all his/her right, title and interest in and to any and all of the Inventions and agrees to take all necessary measures (including execution of all documents) as permitted by law to register or assign such Inventions into the name of the Company. Subject to reimbursement of reasonable expenses incurred, the Executive undertakes to provide reasonable assistance to the Company to enable the Company to enforce its intellectual property rights in the Inventions.

6.4.1 Company agrees to fully negotiate and resolve any rights such employee might have, to the extent required under applicable laws, in respect of any intellectual property or invention developed, generated, discovered, evolved or derived hereunder, including any rights to any reward or remuneration related to Executive’s contribution to such intellectual property or invention, or to Company’s exploitation of such intellectual property or invention thereof.

6.4.2. Executive agrees not to claim any fees, compensation or remuneration from any third party, including the third party that the Company has entered a contact with, regarding any rights to any reward or remuneration related to Executive’s contribution to such intellectual property or invention other than fees and compensation Executive received from Company in accordance with 6.4.1.

6.5 Non-Disclosure Agreement. The Company and the Executive hereby acknowledge and covenant that, in respect to any matters not specified herein, the Executive and the Company shall separately enter into a Non-Disclosure Agreement with the Company.

Article 7 Non-competition

The Company and the Executive will sign a Non-Competition Agreement to stipulate the rights and obligations of the parties.

Article 8 Miscellaneous

8.1 Contractual Capacity. The Executive hereby represents and warrants that the Executive has the full legal capacity to sign and be bound by this Contract. Neither the signing of this Contract nor the performance of any duties thereunder by the Executive constitutes or will constitute a default by the Executive under other employment contract or agreement executed with any employer other than the Company which is binding upon the Executive, or a violation of any document of other companies, organizations or entity binding on him/her.

8.2 Validity. In the event that any provision of this Contract fails to comply with applicable laws, the applicable laws shall prevail.

8.3 Severability. If any provision of this Contract conflicts with or is held invalid or illegal under applicable laws, the remainder of this Contract shall nevertheless remain in full force and effect.

8.5 Headings. The section headings herein are intended for reference and shall not by themselves determine the construction or interpretation of this Contract.

8.6 Amendments. This Contract may not be revised, amended or supplemented unless by a written agreement between, and upon signatures by, the Company and the Executive.

8.7 Assignment. This Contract is personal in its nature and neither the Company or the Executive shall, without the consent of the other, assign or transfer this Contract or any rights or obligations hereunder.

8.7.1 If the Executive should die while any amounts would still be payable to the Executive hereunder if the Executive had continued to live, all such amounts unless otherwise provided herein, shall be paid in accordance with the terms of this Contract to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate.

8.7.2 The Company will require any and all successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Contract in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Contract and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Company had terminated the Executive’s employment without cause pursuant to Article 5.2, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date of termination. As used in this Contract, “Company” shall mean the Company as herein before defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 8.7 or which otherwise becomes bound by all the terms and provisions of this Contract by operation of law.

8.8 Entire Contract. This Contract contains the entire agreement between the parties hereto regarding the matters hereof, and supersedes all prior agreements and understandings of the parties except for the afore-mentioned Non-Disclosure Agreement (if any) and Non-Competition Agreement (if any).

8.9 Settlement of Disputes. Should any disputes between the Company and the Executive arising out of or in connection with this Contract occur, the Company and the Executive shall use their best efforts to resolve through friendly negotiation. In the event such disputes are not settled through negotiation, the Company and/or the Executive may submit the dispute to the competent labor arbitration commission at the venue where the Company is located and solve the dispute through labor arbitration. Where the result of labor arbitration is not satisfactory, either party to this Contract may initiate an action with the competent court at the venue where the Company is located.

8.10 Governing Law. This Contract shall be governed by and construed in accordance with the law of the State of New York, U.S.A.

Executed by the parties as follows:

ShangPharma Corporation

Name:
Title :
Date :

Name of Executive
(signature)
Date :

[Signature Page to Employment Contract]

ANNEX A

DESCRIPTION OF SERVICES AND COMPENSATION

SERVICES

COMPENSATION

Executive will be compensated with the following:

(1)	Base Salary

(2)	Bonus

(3)	Equity incentive

(4)	Insurance

(5)	Other Benefits